Exhibit 99.1

Independence Realty Trust Completes Acquisition of Trade Street Residential

PHILADELPHIA, PA, September 17, 2015 – Independence Realty Trust, Inc. (“IRT”) (NYSE MKT: IRT) announced today the completion of its previously announced acquisition of Trade Street Residential, Inc. (“Trade Street”). The common stock of the combined company will continue to trade under IRT’s existing ticker symbol, IRT, on the NYSE MKT.

As a result of the merger, each outstanding share of Trade Street common stock was automatically converted into (a) $3.80 in cash and (b) 0.4108 shares of IRT common stock. In connection with the merger, IRT paid approximately $139.8 million in cash and issued approximately 15.1 million shares of common stock to former Trade Street stockholders. On a fully diluted basis following the closing of the merger, legacy IRT stockholders own approximately 68% of the combined company, and former Trade Street stockholders own approximately 32% of the combined company. In addition, in connection with the merger, the two holders of all Trade Street operating partnership common units not held by Trade Street contributed those units to IRT’s operating partnership in exchange for approximately 1.9 million IRT operating partnership common units exchangeable for a like number of shares of IRT common stock.

Leadership and Organization

Richard H. Ross, the former Chief Executive Officer of Trade Street, and Mack D. Pridgen III, the former Chairman of the Board of Directors of Trade Street, have joined IRT’s Board of Directors in connection with the merger. The executive officers of IRT prior to the merger will continue to serve as the executive officers of the combined company, with Scott F. Schaeffer continuing to serve as the combined company’s Chairman and Chief Executive Officer.

Advisors

Deutsche Bank acted as exclusive financial advisor and Pepper Hamilton acted as legal advisor to IRT. JP Morgan acted as exclusive financial advisor and Morrison & Foerster LLP and Venable LLP acted as legal advisors to Trade Street.

About Independence Realty Trust, Inc.

Independence Realty Trust, Inc. (NYSE MKT: IRT) is a real estate investment trust that seeks to own well-located apartment properties in non-gateway markets that support strong occupancy and the potential for growth in rental rates. IRT seeks to provide stockholders with attractive risk-adjusted returns, with an emphasis on distributions and capital appreciation. Subsidiaries of RAIT Financial Trust (NYSE: RAS) serve as IRT’s external advisor and property manager and RAIT affiliates collectively own approximately 15% of IRT’s outstanding common stock.

Independence Realty Trust, Inc. Contact

Andres Viroslav

215-243-9000

aviroslav@irtreit.com